Exhibit 99.1

Myrexis, Inc. Wayne Laslie Chief Operating Officer 801-214-7822 investor.relations@myrexis.com

The Ruth Group

Stephanie Carrington/Joshua Drumm, PhD (investors)

(646) 536-7017/(646) 536-7006

scarrington@theruthgroup.com/jdrumm@theruthgroup.com

Victoria Aguiar (media)

(646) 536-7013

vaguiar@theruthgroup.com

Myrexis Reports Fourth Quarter and Fiscal Year 2011 Results

Clinical Development Strategy Update

Conference Call Today at 4:30 pm EDT

Salt Lake City, (September 8, 2011) – Myrexis, Inc. (Nasdaq: MYRX), a biotechnology company focused on the development of small molecule compounds with novel chemical structures and distinct mechanisms of action, today reported financial results for its fiscal fourth quarter and full year ended June 30, 2011, and also provided an update on its development programs.

Clinical Development Strategy Update

The Company recently completed an in-depth review of its drug development pipeline in order to objectively assess the technical, regulatory and economic potential of each of its drug development programs and to facilitate an effective allocation of the Company’s resources. This review incorporated both internal and independent external analyses of pre-clinical and clinical data, and clinical trial designs, including the trial size and access to patients, required trial endpoints and estimated costs. In addition, Myrexis reviewed regulatory requirements, evolving competitive environments and potential market sizes for each of its development programs, and held discussions with key opinion leaders.

On the basis of these inputs, Myrexis has made a strategic business decision to suspend any further development of Azixa in order to reallocate resources towards advancing lead candidates from earlier stage programs through pre-clinical and clinical development. The Company concluded that completing the ongoing Azixa Phase 2b clinical trial would require a disproportionate investment of time and resources relative to its likelihood of technical and regulatory success, when compared to Myrexis’ other development programs.

Robert J. Lollini, President and Chief Executive Officer of Myrexis, Inc., stated, “This is a difficult decision; however, we believe it is the right one to make as we have determined that greater value for Myrexis’ shareholders lies in the continued development of our earlier-stage, potential first-in-class/best-in-class compounds, which address broad markets in oncology and auto immune diseases.”

“We are excited to further advance our fully synthetic Hsp90 inhibitor program in the clinic with the expected filing of an IND for our novel pro-drug candidate MPC-0767 in the first quarter of 2012,” Mr. Lollini continued. “This molecule demonstrates significantly enhanced solubility and is easier to formulate than its parent molecule, MPC-3100, which recently completed a Phase 1 study. Since only MPC-3100 is detectable in plasma following oral administration of the pro-drug, we hope to move MPC-0767 quickly through IND-enabling studies and into a single Phase 1 relative bioavailability study. In addition, we expect to report the results of our recently completed Phase 1 study of MPC-3100 later this year.”

The Company also plans to continue ongoing IND-enabling studies for its cancer metabolism inhibitor (CMI) program. Lead candidate MPC-8640 is a pro-drug of a molecule that selectively targets Nampt, with improved solubility and pharmacokinetics. Myrexis presented promising pre-clinical data from its Nampt Nicotinamide phosphoribosyltransferase inhibitor program at the annual meeting of the American Society of Clinical Oncology (ASCO) in June 2011. Myrexis is also completing lead optimization for its oral anti-interferon (OAI) program. The Company presented pre-clinical data on a lead candidate from this program, MPI-0485520, at the Annual European Congress of Rheumatology (EULAR Congress) in April 2011. This proof of concept study in a well characterized animal model of arthritis demonstrated that treatment with the compound led to a dose-dependent and statistically significant reduction in the severity of clinical symptoms and paw and joint histopathology.

Mr. Lollini concluded, “Given the combined strength of our development pipeline, our financial and human resources, and our strong intellectual property portfolio, we are confident in Myrexis’ potential to deliver substantial value to our shareholders. Our Board and senior management are united in our dedication to pursue these objectives.”

Fiscal Fourth Quarter and Full Year 2011 Results

The Company ended its fourth fiscal quarter with $115.9 million in cash, cash equivalents and marketable securities. Net cash used in operating activities was $33.5 million during the fiscal year ended June 30, 2011 compared to $40.4 million used in operating activities during the prior fiscal year. The decrease was attributed primarily to the higher net loss in fiscal 2010 offset, in part, by increases in working capital.

Research revenue is comprised of short-term research services agreements, for the fiscal year ended June 30, 2011, research revenue was $185,000 compared to $90,000 in the prior year. The 105% increase in research revenue was primarily attributable to increased research services related to short-term research agreements that were completed during the 2011 fiscal year. As a result of the March 2011 corporate reorganization, the Company has stopped all contract research services activity going forward.

Research and development expenses for the fiscal fourth quarter were $3.6 million, compared to $6.9 million in the same period of 2010. For the full year ended June 30, 2011, research and development expenses were $22.3 million, compared to $28.2 million in prior year. The 21% year-over-year decrease was due primarily to a reduction in headcount, decreased external drug candidate costs associated with the discontinued HIV drug candidate MPC-4326, decreased costs associated with the development of Azixa and the timing of the Phase 2b trial initiation, and the completion of current MPC-3100 studies.

The Company expects its research and development expenses will fluctuate over the next several years as it conducts additional clinical trials to support clinical development of its Hsp90 inhibitor program, and advances other drug candidates into clinical development. The Company expects to see a reduction in internal development expenses as a result of the March 2011 corporate reorganization.

General and administrative expenses for the three months ended June 30, 2011 were $3.4 million, compared to $0.9 million for the three months ended June 30, 2010. General and administrative expenses for the full fiscal year 2011 were $17.2 million, compared to $20.0 million in fiscal 2010. This 14% decrease was due primarily to a reduction in headcount. The Company expects its general and administrative expenses to further decrease as a result of the March 2011 corporate reorganization.

Other income for the fiscal year ended June 30, 2011 was $0.6 million compared to $1.2 million for the fiscal year ended June 30, 2010. Other income reflects interest income and realized gains on its marketable securities offset by a loss on impairment of assets of $1.1 million and $0.2 million for the years ended June 30, 2011 and 2010. Other income for the year ended June 30, 2011, includes a $1.2 million one-time grant received in November 2010 as a part of the qualifying therapeutic discovery project under section 48D of the Internal Revenue Code.

The Company’s net loss for the fourth quarter and fiscal year ended June 30, 2011 was $8.0 million and $38.7 million, respectively, compared to $7.8 million and $47.0 million, respectively, for the corresponding periods in fiscal 2010. Basic and fully diluted net loss per share was $0.31 for both the three months ended June 30, 2011 and 2010. Basic and fully diluted net loss per share was $1.52 and $1.91 for the fiscal years ended June 30, 2011 and 2010, respectively.

Corporate Developments

Separately, the Company announced the Board of Directors has appointed Robert Lollini as President and Chief Executive Officer and as a board member, as well as Andrea Kendell as Chief Financial Officer.

Conference Call Details

The Company will hold a conference call on September 8, 2011 at 4:30 p.m. ET (1:30 p.m. PT) to discuss financial results for its fourth fiscal quarter ended June 30, 2011 and to provide an update on its clinical programs.

To participate, please dial:

877-312-5447 (USA) or

253-237-1129 (International)

Conference ID: 96195398.

To access the live web cast please visit the Investor Relations section on the corporate web site at www.myrexis.com.

A replay of the conference call will be available beginning September 8, 2011 at 7:30 p.m. ET (4:30 p.m. PT) and ending on October 8, 2011 by dialing:

855-859-2056 (USA) or

404-537-3406 (International)

Conference ID: 96195398

A replay of the webcast will also be available on the corporate website for one month, through October 8, 2011.

About Myrexis, Inc.

Myrexis, Inc. is a biotechnology company focused on the development of small molecule compounds with novel chemical structures and distinct mechanisms of action. The Company has generated a strong pipeline of differentiated product candidates in oncology and autoimmune diseases. Myrexis is focused on maximizing the therapeutic and commercial value of these molecules by developing potential first-in-class and/or best-in-class treatment options for patients with unmet needs.

Additional information about Myrexis is available through its corporate website, www.myrexis.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the attributes, expected development, and potential efficacy of Myrexis’ product candidates. These “forward-looking statements” are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to, the factors discussed under the heading “Risk

Factors” contained in Myrexis’ Form 10-K, for the year ended June 30, 2010, which was filed with the Securities and Exchange Commission on September 13, 2010, as well as any updates to those risk factors filed from time to time in Myrexis’ Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and Myrexis undertakes no duty to update this information unless required by law.

MYREXIS, INC.

Statements of Operations

Years ended June 30, 2011, 2010 and 2009

(In thousands, except per share amounts)

	2011	2010	2009
Research revenue	$185	$90	$5,456

Total revenue	185	90	5,456

Costs and expenses:
Research and development expense	22,296	28,222	54,611
General and administrative expense	17,239	19,984	8,981

Total costs and expenses	39,535	48,206	63,592

Operating loss	(39,350)	(48,116)	(58,136)

Other income (expense), net	642	1,165	—

Net loss	$(38,708)	$(46,951)	$(58,136)

Loss per basic and diluted share	$(1.52)	$(1.91)	$(2.43)
Weighted-average shares used to compute net loss per basic and diluted share	25,513	24,545	23,974

Balance Sheets

June 30, 2011 and 2010

(In thousands, except per share amounts)

	2011	2010
Assets
Current assets:
Cash and cash equivalents	$19,189	$35,911
Marketable investment securities	86,446	102,965
Prepaid expenses and other assets	1,861	453

Total current assets	107,496	139,329

Equipment and leasehold improvements:
Equipment	4,320	6,035
Leasehold improvements	1,192	1,160

	5,512	7,195
Less accumulated depreciation	2,197	1,199

Net equipment and leasehold improvements	3,315	5,996

Long-term marketable investment securities	10,243	8,577
Other assets	206	206

Total assets	$121,260	$154,108

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,210	$1,927
Accrued liabilities	2,100	2,323

Total current liabilities	3,310	4,250

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, authorized 5,000 shares; no shares issued and outstanding	—	—
Common stock, $0.01 par value, authorized 60,000 shares; issued and outstanding 26,053 shares at June 30, 2011; issued and outstanding 25,214 shares at June 30, 2010	261	252
Additional paid-in capital	203,301	196,532
Accumulated other comprehensive income	47	25
Accumulated deficit	(85,659)	(46,951)

Total stockholders’ equity	117,950	149,858

Total liabilities and stockholders’ equity	$121,260	$154,108

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